Exhibit 99.1


FOR IMMEDIATE RELEASE                            Contact:  Robert E. Klem, Ph.D.
                                                                  JBL Scientific
                                                                    805-544-8524


         GENTA INCORPORATED RAISES IN EXCESS OF $12 MILLION THROUGH
                     PRIVATE PLACEMENT OF EQUITY SECURITIES


         SAN DIEGO, CA - July 3, 1997--Genta Incorporated (Nasdaq: GNTAC) announced today that it raised gross proceeds in excess of $12 million through the private placement of Premium Preferred Units(TM).

         "We are very pleased at the overwhelming interest shown by investors in Genta and its technologies as evidenced by the oversubscription of the offering," said Michael S. Weiss, Interim Chairman of Genta Incorporated. "This is an extremely exciting time for the Company. The funds from the placement will be used to accelerate Genta's clinical trials for its proprietary Anticode(TM) (antisense) products which are intended to treat cancer at its genetic source. We will also seek additional acquisition candidates which support our strategy of building a product portfolio that represents varying degrees of development risk and market potential."

         Following the completion of a $3 million investment by The Aries Fund and The Aries Domestic Fund, L.P. in February 1997, Genta has embarked on an aggressive restructuring program. In recent months the Company has: focused its product and technology development efforts on a few core areas; reduced head count by almost 50 percent; effected a one-for-ten reverse stock split; appointed a transitional management team; and raised private placement funds in excess of $12 million as detailed above. Genta expects to appoint additional directors and a new chief executive officer during the third quarter of 1997.

         Each Unit sold in the private placement consists of 1,000 shares of Genta Preferred Stock, par value $.001 per share, stated value $100.00 per share, and warrants to purchase 5,000 shares of Genta Common Stock, par value $.001, at any time prior to the fifth anniversary of the final closing.

         The statements contained in this press release that are not historical are the forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as

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amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's views as of the date they are made with respect to future events, but are subject to many risks and uncertainties, which could cause the actual results of the Company to differ materially from any future results expressed or
implied  by  such  forward-looking  statements.   Examples  of  such  risks  and
uncertainties include, but are not limited to: the obtaining of sufficient financing to maintain the Company's planned operations; the timely development, receipt of necessary regulatory approvals and acceptance of new products; the successful application of the Company's technology to produce new products; the obtaining of proprietary protection for any such technology and products; the impact of competitive products and pricing and reimbursement policies; and the changing of market conditions. The Company does not undertake to update any forward-looking statements.

         Genta Incorporated (Nasdaq: GNTAC) is a biopharmaceutical company whose strategy consists of building a product and technology portfolio that represents varying degrees of development risk and market potential, including Anticode(TM) (antisense) products intended to treat cancer at its genetic source, oral controlled-release drugs and other genomics opportunities.

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